Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES OCTOBER CASH DISTRIBUTION

Permian Basin Royalty Trust

DALLAS, Texas, October 21, 2013 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.099509 per unit, payable on November 15, 2013, to unit holders of record on October 31, 2013.

This month’s distribution decreased from the previous month due to increased capital expenditures and lease operating expenses on the Waddell Ranch Properties. Production and pricing both increased for oil and gas. Gas production to the trust continues to be affected by prior period adjustments being processed.

Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 42,893 bbls and 92,793 Mcf. The average price for oil was $105.02 per bbl and for gas was $6.12 per Mcf. This would primarily reflect production for the month of August for oil and the month of July for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil	Gas	Oil		Gas		Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)		(per Mcf)		(per bbl)	(per Mcf)
Current Month	97,784	261,508	42,893	*	92,793	*	$105.02	$6.12	**
Prior Month	97,421	204,651	46,804	*	83,550	*	$102.58	$6.06	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

Approximately seven 2013 workover wells were completed in the month of August. Capital expenditures were approximately $2,625,830. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are reduced in order to pay these expenditures.

The results of 2012 capital expenditure program on the Waddell Ranch Properties, along with the proposed 2013 budget, is discussed more thoroughly in the Trust’s 10-K filing, filed on March 1, and in the Annual Report that is now available on the trust website.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. The accounting adjustments and subsequent reimbursements of this claim are currently being processed through the monthly distribution. As of June 2013, there has been minimal effect on the distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/

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Contact:	Ron E. Hooper

Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll Free – 1.877.228.5085